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                                                                  Exhibit 99.1


                 REPORT OF INDEPENDENT AUDITORS ON SCHEDULE


We have audited the financial statements of The Yankee Candle Company, Inc. as of December 31, 1997 and for the year then ended, and have issued our report thereon dated March 6, 1998 (included elsewhere in this Registration Statement). Our audit also included the 1997 financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                /s/ ERNST & YOUNG LLP


Boston, Massachusetts
March 6, 1998